Exhibit 99.1

Papaya Growth Opportunity Corp. I Receives Expected Notice from Nasdaq Regarding Delayed Quarterly Filing

Oakland, CA, June 7, 2024 -- Papaya Growth Opportunity Corp. I (NASDAQ: PPYA) (the "Company") announced today that it received a notice ("Notice") from the Listing Qualifications Department of The Nasdaq Stock Market ("Nasdaq") stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the "Rule") because the Company failed to timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (the "Form 10-Q") with the Securities and Exchange Commission ("SEC"). The Notice has no immediate effect on the listing or trading of the Company's securities on Nasdaq. The Company is working diligently to finalize the financial statements and to file the Form 10-Q as soon as practicable.

Under Nasdaq rules, the Company has 60 calendar days from the date of the Notice, or until August 5, 2024, to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company's plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until November 18, 2024, to regain compliance.

ABOUT PAPAYA GROWTH OPPORTUNITY CORP. I

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company has not selected any specific business combination target. The Company is supported by an executive team led by Chief Executive Officer Clay Whitehead, President Alexander Spiro, and Chief Financial Officer and Secretary Daniel Rogers.

FORWARD-LOOKING STATEMENTS

This press release may include, and oral statements made from time to time by representatives of the Company may include, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "possible," "potential," "predict," "project," "should," "would" and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company's filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts:

Papaya Growth Opportunity Corp. I

Clay Whitehead

Chief Executive Officer

Email: clay@papayagrowth.com